Exhibit 99.1

	PRESS RELEASE	Contact:	Frank J. Bilban
972-562-9473	2/19/2019		Vice President & CFO

ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2018.
Net sales for the fourth quarter of 2018 were $319.7 million compared to $301.3 million during the fourth quarter of 2017. Unit volume, measured in copper pounds contained in the wire sold, increased 10.5%, and the average selling price per copper pound sold decreased 3.7% in the fourth quarter of 2018 versus the same period in 2017. Sales prices in the fourth quarter of 2018 decreased primarily due to lower copper prices, which decreased 9.0% versus the fourth quarter of 2017. Net income for the fourth quarter of 2018 was $25.0 million versus $28.5 million in the fourth quarter of 2017. Fully diluted net earnings per common share (“EPS”) were $1.20 in the fourth quarter of 2018 versus $1.36 in the fourth quarter of 2017. The $1.36 EPS in the fourth quarter of 2017 includes $0.76 from core operations and $0.65 from the adjustment of deferred tax liabilities, offset by $0.05 associated with a special bonus of $1,000 paid to all employees of the Company except corporate officers.
Net sales for the year ended December 31, 2018 were $1.289 billion versus $1.164 billion during the same period in 2017. Copper unit volume increased 4.5% in 2018 versus 2017, coupled with a 7.0% increase in the average selling price per copper pound sold in 2018 versus 2017. Sales prices increased primarily due to higher copper prices, which increased 5.7% in 2018 versus 2017. Net income for the year ended December 31, 2018 was $78.2 million versus $67.0 million for the same period in 2017. EPS was $3.74 for the year ended December 31, 2018, versus $3.21 for the same period in 2017. The EPS for the full year of 2017 from core operations was $2.61, which includes the adjustments delineated in the discussion of EPS for the fourth quarter of 2017 above.
On a sequential quarter comparison, net sales for the fourth quarter of 2018 were $319.7 million versus $340.7 million during the third quarter of 2018. Copper unit volume decreased 6.5% on a sequential quarter comparison, in line with the fact that the fourth quarter is generally a slower quarter in the construction and building wire industries. The unit volume decrease was somewhat offset by a 0.9% increase in the average selling price of wire per copper pound sold. Net income for the fourth quarter of 2018 increased to $25.0 million versus $23.7 million in the third quarter of 2018. EPS was $1.20 in the fourth quarter of 2018 versus $1.13 in the third quarter of 2018.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer, said, “We are pleased to report a great fourth quarter and full year. Our unit sales were up for the year. The $3.74 of EPS in 2018 is a 43% increase over the $2.61 EPS in 2017 (from core operations, net of the federal tax cut), and represents the second-best EPS in the history of the Company. One of the key metrics to our earnings is the spread between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper wire spread increased 9.8% in 2018 versus 2017, as the average price of copper purchased increased 5.7% in 2018 versus 2017, and the average selling price of wire sold increased 7.0%. We are also encouraged by the fact spreads improved during the fourth quarter of 2018 versus the third quarter of 2018. Copper spreads increased 2.8% on this sequential quarterly comparison. We view this positive trend in margins as a sign of the strong construction industry environment across the country. Our conversations with our sales reps, distributor customers and their contractor customers indicate that the outlook for 2019 is also very good.
We continue to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $178.4 million in cash at the end of the quarter. We also declared another cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the fourth quarter results on Wednesday, February 20, 2019, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 888-517-2464, and the passcode is 6877323#. A telephone replay of this conference call will be available at 888-843-7419, passcode 6877323#, until March 22, 2019. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term EBITDA is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2017 in previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2018	2017	2018	2017
Net Income	$25,030	$28,488	$78,150	$67,017
Income Tax Expense	7,424	(5,762)	23,534	12,859
Interest Expense	60	60	265	237
Depreciation and Amortization	4,192	4,071	16,513	15,684
EBITDA	$36,706	$26,857	$118,462	$95,797

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	December 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current Assets
Cash	$178,405	$123,362
Receivables, net	235,353	228,885
Inventories, net	102,367	92,365
Prepaid Expenses and Other	3,112	2,372
Total Current Assets	519,237	446,984
Property, Plant and Equipment, net	298,658	286,798
Other Assets	165	193
Total Assets	$818,060	$733,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$36,706	$36,330
Accrued Liabilities and Other	36,866	35,301
Total Current Liabilities	73,572	71,631
Long-Term Liabilities
Non-Current Deferred Income Taxes	24,032	20,999
Total Long-Term Liabilities	24,032	20,999
Total Liabilities	97,604	92,630
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	60,822	58,192
Treasury Stock	(91,056)	(91,056)
Retained Earnings	750,421	673,940
Total Stockholders’ Equity	720,456	641,345
Total Liabilities and Stockholders’ Equity	$818,060	$733,975

Encore Wire Corporation
Condensed Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	(unaudited)				(unaudited)

Net sales	$319,727	100.0%	$301,292	100.0%	$1,288,683	100.0%	$1,164,248	100.0%
Cost of sales	266,501	83.4%	259,281	86.1%	1,098,961	85.3%	1,008,073	86.6%
Gross profit	53,226	16.6%	42,011	13.9%	189,722	14.7%	156,175	13.4%

Selling, general and administrative expenses	21,613	6.8%	19,528	6.5%	90,212	7.0%	76,726	6.6%
Operating income	31,613	9.8%	22,483	7.4%	99,510	7.7%	79,449	6.8%

Net interest & other income	841	0.3%	243	0.1%	2,174	0.2%	427	—%
Income before income taxes	32,454	10.1%	22,726	7.5%	101,684	7.9%	79,876	6.8%

Provision for income taxes	7,424	2.3%	(5,762)	(1.9)%	23,534	1.8%	12,859	1.1%
Net Income	$25,030	7.8%	$28,488	9.5%	$78,150	6.1%	$67,017	5.8%

Basic earnings per share	$1.20		$1.37		$3.75		$3.23
Diluted earnings per share	$1.20		$1.36		$3.74		$3.21
Weighted average number of common and common equivalent shares outstanding:
Basic	20,878		20,814		20,845		20,767
Diluted	20,927		20,876		20,910		20,847
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08

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